Exhibit 10.1

Execution Copy

LETTER OF CREDIT AGREEMENT

dated as of June 22, 2009

between

DOMINO’S PIZZA LLC

and

BARCLAYS BANK PLC

i

6.6	Compliance with Law; No Default	16

6.7	Financial Information	16

6.8	No Material Adverse Effect	17

6.9	Litigation, Labor Controversies, etc	17

6.10	Accuracy of Information	17

6.11	Collateral Account	17

6.12	Taxes	17

6.13	Solvency	17

6.14	Anti-Terrorism Law	17

SECTION 7.	COVENANTS.	18

7.1	Reports, Certificates and Other Information	18

7.2	Further Assurances	19

7.3	No Transfers of or Liens on Collateral	19

7.4	Maintenance of Collateral	19

7.5	Compliance with Laws	19

7.6	Payment of Taxes, Etc	19

7.7	Books and Records	19

7.8	Maintenance of Property; Insurance	20

7.9	Existence	20

7.10	Transactions With Affiliates	20

7.11	Dissolution; Merger	20

SECTION 8.	EFFECTIVENESS; CONDITIONS OF ISSUANCE, ETC.	20

8.1	Initial Credit Extension	20

8.2	Conditions	21

SECTION 9.	EVENTS OF DEFAULT AND THEIR EFFECT.	22

9.1	Events of Default	22

9.2	Action if Event of Default	24

SECTION 10.	GENERAL.	24

10.1	Waiver; Amendments	24

10.2	Notices	25

10.3	Costs, Expenses and Taxes	25

10.4	Captions	25

10.5	Governing Law	25

10.6	Severability	25

10.7	Additional Rights	26

10.8	Counterparts	26

10.9	Successors and Assigns	26

10.10	Indemnification by the Company	26

10.11	Nonliability of Barclays	26

10.12	Forum Selection and Consent to Jurisdiction	27

10.13	Waiver of Jury Trial	27

SCHEDULES

SCHEDULE 10.2	Addresses for Notices

EXHIBITS

EXHIBIT A	Form of Issuance Certificate
EXHIBIT B	Form of Security Agreement
EXHIBIT C	Form of Control Agreement

CREDIT AGREEMENT

THIS LETTER OF CREDIT AGREEMENT dated as of June 22, 2009 (this “Agreement”) is entered into between DOMINO’S PIZZA LLC., a Michigan limited liability company (the “Company”), and BARCLAYS BANK PLC (“Barclays”).

The parties hereto agree as follows:

SECTION 1. DEFINITIONS.

1.1 Definitions. When used herein the following terms shall have the following meanings:

Affiliate of any Person means any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person.

Agreement – see the Preamble.

Attorney Costs means, with respect to any Person, all reasonable fees and charges of any one primary counsel to such Person, all reasonable fees and charges of any local counsel to such Person and all court costs and similar legal expenses.

Barclays – see the Preamble.

Base Indenture means the Base Indenture, dated April 16, 2007, by and among Domino’s Pizza Master Issuer LLC, certain other co-issuers and Citibank, N.A., as trustee (and any supplement thereto).

Business Day means any day of the year (other than any Saturday or Sunday) which is not a day on which commercial banks are authorized or required by law to close in New York, New York.

Capitalized Lease Liabilities means all rental obligations of the Company or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

Change of Control means an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan; provided that such person does not have the right to direct the voting of securities included in such employee benefit plan) acquires ownership or control, either directly or indirectly, of more than 50% of the Equity Interests of the Company or an amount of Equity Interests of the Company that entitles such “person” or “group” to exercise more than 50% of the voting power in the Equity Interests of the Company (including by reason of a change in ownership of the Equity Interests in, or voting power of, Parent), other than (a) through purchases of securities on a public securities exchange that does not result in a Change in Management, (b) an acquisition by a party or group affiliated with the party or group that, as of the Closing Date, holds indirectly the greatest percentage of Equity Interests in, or voting power of, the Company, that does not result in a Change in Management or (c) an acquisition by a party or group that does not result in a Change in Management and as to which Barclays has provided its prior written consent. For purposes of this definition,

Change in Management means with respect to any change in majority ownership of Parent or the Company if either (i) more than 50% of the Leadership Team is terminated and/or resigns within 24 months of such change in majority ownership or (ii) the chief executive officer and the chief financial officer of the Company are terminated and/or resign within 24 months of such change in majority ownership; provided, in each case, that termination of such officer shall not include a change in such officer’s status in the ordinary course of succession so long as such officer continues to be a member of the Leadership Team and continues to be associated with Parent or the Company or their subsidiaries as an officer or director, or in a similar capacity.

Equity Interests means (a) any ownership, management or membership interests in any limited liability company or unlimited company, (b) any general or limited partnership interest in any partnership, (c) any common, preferred or other stock interest in any corporation, (d) any share, participation, unit or other interest in the property or enterprise of an issuer that evidences ownership rights therein, (e) any ownership or beneficial interest in any trust or (f) any option, warrant or other right to convert into or otherwise receive any of the foregoing.

Leadership Team means the Chief Executive Officer; Chief Financial Officer; Executive Vice President of Franchise Operations and Supply Chain; Executive Vice President of Domino’s Pizza, Inc. and Leader of Team U.S.A.; Executive Vice President of Franchise Development; Chief Marketing Officer; Executive Vice President of International; Executive Vice President of PeopleFirst; Executive Vice President, General Counsel; Executive Vice President of Communications and Investor Relations; and Executive Vice President and Chief Information Officer of Parent (or any other position that contains substantially the same responsibilities as any of the positions listed above).

Closing Date – see Section 8.1.

Code means the Internal Revenue Code of 1986.

Collateral see Section 3.01 of the Security Agreement.

Collateral Account means a segregated cash collateral account maintained with the Intermediary subject to the Control Agreement.

Commitment means $50,000,000, as such amount may be reduced from time to time in accordance with the terms hereof.

Company – see the Preamble.

Contingent Liability means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation under any Contingent Liability shall be calculated on a net basis (i.e., after taking into effect agreements, undertakings and other arrangements between the Person whose obligations are being guaranteed and the counterparty to such Person’s obligations) and shall (subject to any limitation set forth therein) be deemed to be the outstanding net principal amount (or maximum net principal amount, if larger) of the debt, obligation or other liability guaranteed thereby, or, if the principal amount is not stated or determinable, the maximum reasonably anticipated net liability in respect thereof as determined by the Person in good faith; provided that (y) the amount of any Contingent Liability arising out of any indebtedness, obligation or liability other than the items described in clauses (a), (b) and (c) of the definition of “Indebtedness” and (z) the amount of any Contingent Liability consisting of a “keep-well”, “make well” or other similar arrangement shall be deemed to be zero unless and until the Company is required to make any payment with respect thereto (and shall thereafter be deemed to be the amount required to be paid).

Control Agreement means the Control Agreement between the Company, Barclays and the Intermediary substantially in the form of Exhibit C.

Demand Notice – see Section 2.1(c).

Dollar and the sign “$” mean lawful money of the United States of America.

Event of Default means any of the events described in Section 9.1.

Excluded Taxes means, with respect to the Barclays or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise Taxes imposed on it (in lieu of net income Taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America and (c) any withholding Tax that is imposed on amounts payable to Barclays at the time Barclays becomes a party hereto (or designates a new lending office) or is attributable to such Barclay’s failure or inability (other than as a result of a change in law) to comply with Section 5.3, except to the extent that Barclays was entitled, at the time of designation of a new lending office, to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 5.3.

Fiscal Quarter means a fiscal quarter of a Fiscal Year.

Fiscal Year means the fiscal year of the Company and its Subsidiaries, which period shall be the 52-week or 53-week period (as applicable) ending on the Sunday closest to December 31 of such period. References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2009”) refer to the Fiscal Year ending on such Sunday closest to December 31 of such calendar year.

GAAP – see Section 1.3.

Hedging Obligations means, with respect to any Person, the net liabilities of such Person under (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, foreign exchange contracts, currency swap agreements and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates and (b) agreements designed to protect such Person against fluctuations in commodity prices.

Indebtedness of any Person means, without duplication:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(b) all obligations, contingent or otherwise, relative to the stated amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person; provided, however, that if a letter of credit or banker’s acceptance has been issued to support or secure any other form of Indebtedness, only the greater of the stated amount of such letter of credit or banker’s acceptance or the outstanding principal amount of Indebtedness supported or secured, but not both, will be considered Indebtedness hereunder;

(c) all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as Capitalized Lease Liabilities;

(d) net liabilities of such Person under all Hedging Obligations;

(e) whether or not so included as liabilities in accordance with GAAP, all net obligations of such Person to pay the deferred purchase price of property or service (excluding accounts payable incurred in the ordinary course of business), and indebtedness secured by a Lien on property owned or being purchased by such Person, whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

(f) all Contingent Liabilities of such Person in respect of any of the foregoing.

For all purposes of this Agreement, the Indebtedness of any Person (i) shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, unless the indebtedness of such partnership or joint venture is expressly nonrecourse to such Person and (ii) shall exclude any preferred stock if, at the time of the incurrence or issuance thereof, it would not be recorded as debt of such Person, in accordance with GAAP.

Indemnified Liabilities – see Section 10.10.

Indemnified Taxes means Taxes other than Excluded Taxes.

Interest Rate means, for each day, a rate per annum equal to the sum of (a) the Base Rate for such day plus (b) a margin of 0.75% per annum. For purposes of this definition,

Base Rate means, for any day, a rate per annum equal to the greater of (x) the Prime Rate in effect on such day and (y) the Federal Funds Rate in effect on such day plus 0.50%;

Federal Funds Rate means the fluctuating interest rate per annum equal for each day to the weighted average of the rates of interest on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; and

Prime Rate means the rate of interest per annum publicly announced from time to time by Barclays as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Barclays in connection with extensions of credit).

Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective as of the opening of business on the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

Intermediary means Barclays Capital Inc.

Letter of Credit Liabilities means, without duplication, at any time, the sum of (a) the then aggregate undrawn face amount of all Letters of Credit then outstanding and (b) the aggregate unpaid principal amount of all Reimbursement Obligations outstanding at such time (or, if with respect to a single Letter of Credit, the sum of the undrawn face amount of such Letter of Credit and the aggregate unpaid principal amount of Reimbursement Obligations with respect to such Letter of Credit outstanding at such time).

Letters of Credit means letters of credit issued pursuant to Section 2.1.

Lien means any security interest, mortgage, pledge, hypothecation, assignment for security, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever, whether arising by contract, as a matter of law, by judicial process or otherwise.

Loan Document means this Agreement, the Security Agreement and the Control Agreement.

Margin Stock means any “margin stock” as defined in Federal Reserve Board Regulation U.

Material Adverse Effect means any condition or event that has, or that could reasonably be expected to result in, a material adverse effect on (i) the business, assets, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, (ii) the validity or enforceability of this Agreement or any other Loan Document or the rights, remedies and benefits available to the parties hereunder (or thereunder), (iii) the ability of the Company to timely perform any of its obligations under any Loan Document or (iv) the security interests provided under the Loan Documents.

Other Taxes means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or the Letters of Credit issued hereunder.

Parent means Domino’s Pizza, Inc., a Delaware corporation.

Person means any natural person, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

Reimbursement Obligations means, at any time, the obligations of the Company then outstanding in respect of all Letters of Credit to reimburse Barclays for amounts paid by Barclays in respect of drawings under a Letter of Credit.

SEC means the Securities and Exchange Commission or any other governmental authority succeeding to any of the principal functions thereof.

Security Agreement means the Security Agreement between the Company and Barclays substantially in the form of Exhibit B.

Solvent means with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person and/or its other Subsidiaries own, directly or indirectly, outstanding shares or other ownership interests as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Company.

Taxes means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Termination Date means the earliest to occur of the following: (a) April 16, 2014 and (b) such other date on which the Commitment is reduced to zero pursuant to Section 2.5 or terminates pursuant to Section 9.

Unmatured Event of Default means any event that, if it continues uncured, will, with lapse of time or the giving of notice or both, constitute an Event of Default.

1.2 Other Interpretive Provisions. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(a) Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(b) The term “including” is not limiting and means “including without limitation.”

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

(e) This Agreement may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

(f) This Agreement is the result of negotiations between and has been reviewed by counsel to the Company and Barclays and is the product of both parties. Accordingly, this Agreement shall not be construed against the Barclays merely because of Barclays involvement in its preparation.

1.3 Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with, generally accepted accounting principles (“GAAP”) in effect in the United States from time to time.

SECTION 2. COMMITMENT OF BARCLAYS; ISSUANCE PROCEDURES.

2.1 Commitment. Subject to the terms and conditions of this Agreement, upon the request of the Company from time to time on a Business Day (in accordance with the terms hereof), Barclays hereby agrees to issue standby letters of credit for account of the Company or any of its Subsidiaries (as specified by the Company); provided that:

(i) in no event shall any Letter of Credit be issued after the Termination Date;

(ii) in no event shall any Letter of Credit have an expiration date after the earlier of (a) the first anniversary of the date of issuance of such Letter of Credit and (b) April 11, 2014;

(iii) in no event shall any Letter of Credit be issued if after such issuance the aggregate amount of all Letter of Credit Liabilities exceed the amount of the Commitment;

(iv) in no event shall any Letter of Credit be issued if after such issuance the amount in the Collateral Account would not, be equal to or greater than 105% of the aggregate amounts of all Letter of Credit Liabilities then outstanding; and

(v) in no event shall any Letter of Credit be issued if after such issuance there are more than 20 Letters of Credit then outstanding.

The following additional provisions shall apply to Letters of Credit:

(a) The Company shall give Barclays at least five Business Days’ irrevocable prior notice (effective upon receipt), or such shorter period as Barclays may agree, specifying the Business Day (which shall be no later than 60 days prior to the Termination Date) each Letter of Credit is to be issued, the account party or parties therefor and the proposed form of such Letter of Credit.

(b) On each day during the period commencing with the issuance by Barclays of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Commitment shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the then outstanding Letter of Credit Liabilities with respect to such Letter of Credit.

(c) Upon receipt from the beneficiary of any Letter of Credit of any demand for payment under such Letter of Credit, Barclays shall promptly notify the Company of the amount to be paid by Barclays as a result of such demand and the date on which payment is to be made by Barclays to such beneficiary in respect of such demand (the “Demand Notice”); provided, that failure to so notify the Company shall not relieve the Company of its obligations hereunder or otherwise alter the Company’s obligations hereunder.

(d) Subject to the provisions of Section 2.4, the Company hereby absolutely, unconditionally and irrevocably agrees to pay and reimburse Barclays for the amount of each such demand for payment under such Letter of Credit at or prior to the date on which payment is to be made by Barclays to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind (whether the account party of such Letter of Credit is the Company or one of its Subsidiaries). The Company’s obligation hereunder applies under any and all circumstances and is irrespective of any setoff, counterclaim, or defense to payment which the Company may have or have had against Barclays; any beneficiary of a Letter of Credit or any other Person, including any defense based upon the occurrence of any draft, demand or certificate or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient, the failure of any disbursement under a Letter of Credit to conform to the terms of the applicable Letter of Credit (if, in the Barclays’ good faith opinion, such disbursement is determined to be appropriate) or any non-application or misapplication by the beneficiary of the proceeds of such disbursement, or the legality, validity, form, regularity, or enforceability of such Letter of Credit; provided, however, that nothing herein shall adversely affect the right of the Company to commence any proceeding against Barclays for any wrongful disbursement made by Barclays under a Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct on the part of Barclays as determined by a court of competent jurisdiction in a final, non-appealable judgment.

(e) The issuance by Barclays of each Letter of Credit shall, in addition to the conditions precedent set forth in Section 8.2, be subject to the conditions precedent that (i) such Letter of Credit shall have a face amount at least equal to $100,000 (or such smaller amount as Barclays may agree) or an integral multiple of $10,000 (or such smaller amount as Barclays may agree) in excess thereof, (ii) such Letter of Credit shall be in such form, contain such terms and support such transactions as shall be satisfactory to Barclays consistent with its then current practices and procedures with respect to letters of credit of the same type (and in any event shall be governed by the International Standby Practices 1998 (ISP98) published by the International Chamber of Commerce), and (iii) the Company shall have executed and delivered such applications, agreements and other instruments relating to such Letter of Credit as Barclays shall have requested consistent with its then current practices and procedures with respect to letters of credit of the same type; provided that in the event of any conflict between any such application, agreement or other instrument and the provisions of this Agreement, the provisions of this Agreement shall control.

(f) The issuance of any modification or supplement to any Letter of Credit hereunder shall be subject to the same conditions applicable under this Section 2.1 to the issuance of new Letters of Credit, and Barclays shall have no obligation to make any such modification or supplement unless the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such modified or supplemented form.

(g) The Company shall assume all risks of the acts, omissions, or misuse of any Letter of Credit by the beneficiary thereof. Barclays shall not (except to the extent of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment) be responsible for:

(i) the form, validity, sufficiency, accuracy, genuineness, or legal effect of any document submitted by any party in connection with the application for, issuance of, or drawing under a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent, or forged;

(ii) the form, validity, sufficiency, accuracy, genuineness, or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason;

(iii) failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit;

(iv) errors, omissions, interruptions, or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, or otherwise;

(v) any error, omission, interruption, loss or delay in the transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required in order to make a disbursement thereunder) or of the proceeds thereof;

(vi) any error in interpretation of technical terms;

(vii) the performance of any transaction which underlies any Letter of Credit;

(viii) any act or omission of any Person other than Barclays;

(ix) loss or destruction of any draft, demand, or document in transit or in the possession of others;

(x) lack of knowledge of any particular trade usage (other than standard United States and Western European banking usage as used in the normal course of business); or

(xi) any consequence arising from causes beyond the control of Barclays.

None of the foregoing shall affect, impair, or prevent the vesting of any of the rights or powers granted Barclays hereunder. In furtherance and extension, and not in limitation or derogation, of any of the foregoing, any action taken or omitted to be taken by Barclays in good faith and in the absence of gross negligence or willful misconduct shall be binding upon the Company and shall not put Barclays under any resulting liability to the Company; provided, however, that nothing herein shall relieve Barclays for any liability for its gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment.

The Company hereby indemnifies and holds harmless Barclays from and against any and all claims and damages, losses, liabilities, costs or expenses that Barclays may incur (or that may be claimed against Barclays by any Person whatsoever) by reason of or in connection with the execution and delivery or transfer of or payment or refusal to pay by Barclays under any Letter of Credit; provided that the Company shall not be required to indemnify for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of Barclays (as determined by a court of competent jurisdiction in a final, non-appealable judgment) in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit or (y) Barclays’ failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. Nothing in this Section 2.1 is intended to limit the other obligations of the Company under this Agreement.

2.2 Certain Conditions. Notwithstanding any other provision of this Agreement, Barclays shall have no obligation to issue any Letter of Credit if an Event of Default or Unmatured Event of Default exists.

2.3 Security Interests; Collateral. As security for the full and timely payment and performance of all obligations of the Company hereunder, now existing or hereafter arising, the Company has granted to Barclays a valid, binding, enforceable, duly perfected first priority security interest in the Collateral pursuant to the Security Agreement.

2.4 Application of Collateral Account. Promptly after the incurrence of any Reimbursement Obligation, Barclays shall apply (to the extent necessary and available therefor) any and all funds then on deposit in the Collateral Account to the repayment of such Reimbursement Obligation so long as Barclays is not prevented from doing so by operation of law, legal proceeding or otherwise. The Borrower hereby authorizes Barclays to take such action necessary to effect such repayment (including debiting the Control Account and, to the extent necessary, causing the sale or liquidation of investments therein in order to obtain immediately available funds (such sale or liquidation to be consummated on a recognized market or otherwise in a manner consistent with commercially reasonable practices)) and agrees any loss resulting from any such sale or liquidation would be for the sole account of the Borrower.

2.5 Optional Reduction. The Company may, from time to time on any Business Day voluntarily reduce the Commitment; provided, however, that all such reductions shall require at least three Business Days’ prior notice to Barclays and be permanent reductions of the Commitment, and any partial reduction of the Commitment shall be in a minimum amount of $2,000,000 and in an integral multiple of $500,000.

2.6 Additional Cash Collateral. To the extent that at any time the aggregate amount of then outstanding Letter of Credit Liabilities exceeds the Commitment in effect at such time (but without altering other terms and limitations provided for elsewhere in this Agreement) or the amount of Collateral in the Collateral Account is not equal to or greater than the aggregate amount of then outstanding Letter of Credit Liabilities, the Company shall immediately deposit with Barclays in the Collateral Account additional Collateral in Dollars and in immediately available funds in an amount such that the amount in the Collateral Account is equal to or greater than 105% of the aggregate amount of then outstanding Letter of Credit Liabilities.

SECTION 3. INTEREST.

3.1 Interest Rate. Subject to the provisions of Section 2.4, the Company promises to pay interest on the unpaid principal amount of all Reimbursement Obligations at the Interest Rate until two days after the date a Demand Notice is received by the Company, and thereafter at the Interest Rate plus 2% per annum. Interest on the Reimbursement Obligations is payable on demand. Interest shall be computed for the actual number of days elapsed on the basis of a year of 365 days.

SECTION 4. FEES.

4.1 Commitment Fee. The Company agrees to pay Barclays a commitment fee on the daily average unused amount of Barclays’ Commitment (for which purpose the aggregate amount of any then outstanding Letter of Credit Liabilities shall be a use of the Commitment), for the period from and including the date of this Agreement to but not including the Termination Date, at a rate per annum equal to three-eighths of one percent (0.375%). Accrued commitment fees shall be payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing June 2009 and on the Termination Date. Commitment fees shall be computed for the actual number of days elapsed on the basis of a year of 365 days.

4.2 Letter of Credit Fee. The Company agrees to pay to Barclays a letter of credit fee in respect of each Letter of Credit in an amount equal to three-quarters of one percent (0.75%) per annum of the daily average undrawn face amount of such Letter of Credit for the period from and including the date of issuance of such Letter of Credit (i) in the case of a Letter of Credit that expires in accordance with its terms, to and including such expiration date and (ii) in the case of a Letter of Credit that is drawn in full or is otherwise terminated other than on the stated expiration date of such Letter of Credit, to but excluding the date such Letter of Credit is drawn in full or is terminated (such fee to be non-refundable, to be paid in arrears on the last Business Day of March, June, September and December, commencing on the date of such drawing in full or termination and to be calculated for any day after giving effect to any payments made under such Letter of Credit on such day). The Company agrees to also pay to Barclays all commissions, application fees, charges, costs and expenses in the amounts customarily charged by Barclays from time to time in like circumstances with respect to the issuance of each Letter of Credit and drawings and other transactions relating thereto. Letter of credit fees shall be computed for the actual number of days elapsed on the basis of a year of 365 days.

SECTION 5. MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

5.1 Making of Payments. All payments of principal of or interest on the Reimbursement Obligations, and of all fees and other amounts payable by the Company hereunder, shall be made by the Company to Barclays in immediately available funds at the office specified by Barclays not later than 3:00 p.m., New York time, on the date due; and funds received after that hour shall be deemed to have been received by Barclays on the following Business Day.

5.2 Setoff. The Company agrees that Barclays has all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto but subject to the provisions of Section 2.4, the Company agrees that at any time any Event of Default occurs and is continuing, Barclays may apply to the payment of any obligations of the Company hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of the Company then or thereafter with Barclays, irrespective of whether Barclays has demanded payment.

5.3 Taxes. Except as required by applicable law, all payments of principal of, and interest on, the Reimbursement Obligations and all other amounts payable hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes. If any withholding or deduction from any payment to be made by the Company hereunder is required in respect of any Indemnified Taxes or Other Taxes pursuant to any applicable law, rule or regulation, then the Company will:

(a) pay directly to the relevant authority the full amount required to be so withheld or deducted;

(b) promptly forward to Barclays an official receipt or other documentation reasonably satisfactory to Barclays evidencing such payment to such authority; and

(c) pay to Barclays such additional amount as is necessary to ensure that the net amount actually received by Barclays will equal the full amount Barclays would have received had no such withholding or deduction been required.

In addition, the Company shall pay any Other Taxes not paid pursuant to the above to the relevant governmental authority in accordance with applicable law.

Moreover, if any Indemnified Taxes or Other Taxes are directly asserted against Barclays with respect to any payment received by Barclays hereunder, Barclays may pay such Indemnified Taxes or Other Taxes and, provided that Barclays provides the Company an official receipt or other documentation reasonably satisfactory to the Company evidencing such payment, the Company will promptly pay such additional amounts (including any penalty, interest or expense) as is necessary in order that the net amount received by Barclays after the payment of such Indemnified Taxes or Other Taxes (including any Taxes on such additional amount) shall equal the amount Barclays would have received had such Indemnified Taxes or Other Taxes not been asserted.

If the Company fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to Barclays, the required receipts or other required documentary evidence, the Company shall indemnify Barclays for any incremental Taxes, interest or penalties that may become payable by Barclays as a result of any such failure.

On or prior to the Closing Date Barclays shall execute and deliver to the Company United States Internal Revenue Service Form W-8ECI or any successor form thereto establishing that Barclays is exempt from withholding or deduction of Taxes. The Company shall not be required to pay additional amounts to Barclays pursuant to this Section 5.3 to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of Barclays to comply with this paragraph.

5.4 Increased Costs. If by reason of

(a) any change after the Closing Date in applicable law, regulation, rule, decree or regulatory requirement or any change after the Closing Date in the interpretation or application by any judicial or regulatory authority of any law, regulation, rule, decree or regulatory requirement, or

(b) compliance by Barclays with any new or modified (after the Closing Date) direction, request or requirement (whether or not having the force of law) of any governmental or monetary authority, including Regulation D of the Board of Governors of the Federal Reserve Board:

(i) Barclays shall be subject to any Tax (other than franchise Taxes or Taxes measured by net income or receipts), levy, charge or withholding of any nature or to any variation thereof or to any penalty with respect to the maintenance or fulfillment of its obligations hereunder, whether directly or by such being imposed on or suffered by Barclays;

(ii) any reserve, deposit or similar requirement is or shall be applicable, imposed or modified in respect of any Letter of Credit; or

(iii) there shall be imposed on Barclays any other condition regarding this Agreement or any Letter of Credit;

and the result of the foregoing is directly or indirectly to increase the cost to Barclays of issuing, making or maintaining any Letter of Credit, or to reduce any amount receivable in respect thereof by Barclays, then and in any such case Barclays may, at any time after the additional cost is incurred or the amount received is reduced, notify the Company thereof and provide the Company with data and calculations supporting such costs, and the Company shall pay such amounts as Barclays may specify to be necessary to compensate Barclays for such additional cost or reduced receipt within ten (10) Business Days after receiving such notice, together with interest on such amount from the date of receipt of such notice until payment in full thereof at a rate equal at all times to the Interest Rate; provided, however, that Section 5.3, rather than this Section 5.4 shall govern the Company’s obligations with respect to Taxes relating to payments by the Company described in the first sentence of Section 5.3. The good faith determination by Barclays of any amount due pursuant to this Section 5.4, as set forth in a statement setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest error, be final and conclusive and binding on all of the parties hereto. In addition to amounts payable as elsewhere provided in this Agreement, the Company hereby agrees to protect, indemnify, pay and save Barclays harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) which Barclays may incur or be subject to as a consequence, direct or indirect, of

(y) the issuance of the Letters of Credit, other than as a result of the gross negligence or willful misconduct of Barclays as determined by a court of competent jurisdiction in a final, non-appealable judgment, or

(z) the failure of Barclays to honor a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority.

5.5 Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority causes the amount of capital required or expected to be maintained by Barclays or any Person controlling Barclays attributable to or based upon the Letters of Credit or Commitment hereunder to be increased, and Barclays determines (in its reasonable discretion) that the rate of return on its or such controlling Person’s capital as a consequence of its Commitment or issuance of Letters of Credit is reduced to a level below that which Barclays or such controlling Person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by Barclays to the Company, the Company shall immediately pay directly to Barclays additional amounts sufficient to compensate Barclays or such controlling Person for such reduction in rate of return. A statement of Barclays as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error and if made in good faith, be conclusive and binding on the Company. In determining such amount, Barclays may use any method of averaging and attribution that it (in its good faith discretion) shall deem applicable.

5.6 Change in Lending Office. If, upon the occurrence of any event giving rise to the operation of Sections 5.3, 5.4 or 5.5, Barclays will, if requested by the Company, use reasonable efforts (subject to overall policy considerations of Barclays) to designate another lending office for any Letters of Credit affected by such event, with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of Barclays, cause Barclays and its lending office(s) to suffer no economic, legal or regulatory disadvantage.

5.7 Use of Proceeds. The Letters of Credit shall be used in support of obligations in connection with general corporate purposes.

SECTION 6. REPRESENTATIONS AND WARRANTIES.

To induce Barclays to enter into this Agreement and to incur obligations in respect of Letters of Credit hereunder, the Company represents and warrants to Barclays that:

6.1 Organization. The Company is a limited liability company validly existing and in good standing under the laws of the State of Michigan.

6.2 Authorization; No Conflict. The Company has full power and authority and is duly authorized to execute and deliver this Agreement and the other Loan Documents, the Company (and each other account party (if any)) is duly authorized to have Letters of Credit issued for its account hereunder and the Company is duly authorized to grant Liens on the Collateral to Barclays and to perform its obligations under this Agreement and the other Loan Documents. The execution, delivery and performance by the Company of this Agreement and the other Loan Documents and the issuance of Letters of Credit for the account of the Company and the other account parties (if any) hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority or any other Person, (b) conflict with (i) any provision of law, (ii) the charter, by-laws or other organizational documents of the Company or such account party or (iii) any material agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon the Company, such account party or any of their respective properties or (c) except for Liens in favor of Barclays or the Intermediary, require, or result in, the creation or imposition of any Lien on any asset of the Company or such account party.

6.3 Validity and Binding Nature. This Agreement and the other Loan Documents have been duly executed and delivered by the Company and are the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms except as enforceability may be subject to or limited by (i) bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors or (ii) general principles of equity.

6.4 Investment Company Act. Neither the Company nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

6.5 Regulations U and X. The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock and no Letter of Credit is being used for a purpose that violates Federal Reserve Board Regulation U or X.

6.6 Compliance with Law; No Default. The Company and its Subsidiaries are in compliance with all laws, regulations and orders of any governmental authority applicable to it or its property except where the failure to do so, individually or in the aggregate, could not result in a Material Adverse Effect. No Event of Default or Unmatured Event of Default has occurred and is continuing or would result from the issuance of any Letter of Credit hereunder.

6.7 Financial Information. The audited consolidated balance sheet of the Parent and its consolidated Subsidiaries as at December 28, 2008 and the related consolidated statements of earnings and cash flow, copies of each of which have been furnished to Barclays, have been prepared in accordance with GAAP consistently applied (except as described therein), and present fairly the consolidated financial condition of the Persons covered thereby as at the date thereof and the results of their operations for the period then ended. The unaudited consolidated balance sheet of the Parent and its consolidated Subsidiaries as at March 22, 2009 and the related consolidated statements of earnings and cash flow, copies of each of which have been furnished to Barclays, have been prepared in accordance with GAAP consistently applied (except as described therein), and present fairly the consolidated financial condition of the Persons covered thereby as at the date thereof and the results of their operations then ended.

6.8 No Material Adverse Effect. Since December 28, 2008 (except as may be disclosed in the quarterly report on Form 10-Q of Parent dated March 22, 2009), there has been no Material Adverse Effect.

6.9 Litigation, Labor Controversies, etc. There is no pending or, to the knowledge of the Company, threatened litigation, action, proceeding, investigation, or labor controversy affecting the Company or any of the Company’s Subsidiaries, or any of their respective properties, businesses, assets or revenues, which would reasonably be expected to have a Material Adverse Effect or which purports to materially and adversely affect the legality, validity or enforceability of this Agreement or any other Loan Document, except as set forth in the Parent’s Annual Report on Form 10-K for the fiscal year ended December 28, 2008, and all subsequent reports which have been filed by the Company with the Securities and Exchange Commission or sent to stockholders pursuant to the Securities and Exchange Act of 1934, as amended.

6.10 Accuracy of Information. All information (which shall not include projections) heretofore or contemporaneously furnished by or on behalf of the Company to Barclays for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such information hereafter furnished by or on behalf of the Company to Barclays will be, true and accurate in every material respect (except with respect to the financial statements of the Parent and its Subsidiaries, which will fairly present the financial condition of the entities covered thereby as of the date thereof) and, with respect to information provided prior to the execution of this Agreement, as of the date of execution and delivery of this Agreement by Barclays, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading. Any budgets, forecasts, construction schedules, projections or other forward-looking statements contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Company to be reasonable at the time made.

6.11 Collateral Account. The Security Agreement is effective to create in favor of Barclays a legal, valid and enforceable security interest in the Collateral and upon execution and delivery of the Control Agreement Barclays’ security interest in the Collateral will be a perfected first priority security interest.

6.12 Taxes. The Company has filed or caused to be filed all material federal, state and other income Tax returns that are required to be filed and has paid all Taxes shown to be due and payable on such returns (other than any amount the validity of which is currently being contested in good faith and with respect to which reserves in conformity with GAAP have been provided on the books of the Company). No material federal, state or local Tax Lien has been filed and no material claim has been asserted.

6.13 Solvency. The Company is, and after giving effect to the transactions contemplated hereby and the issuance of Letters of Credit hereunder, will be, Solvent.

6.14 Anti-Terrorism Law. None of the Company or any Subsidiary nor, to the knowledge of the Company, any director, officer, agent, employee or Affiliate of the Company or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use Letters of Credit for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

SECTION 7. COVENANTS.

Until the expiration or termination of the Commitment and all Letters of Credit, and thereafter until all obligations of the Company hereunder are paid in full, the Company agrees that, unless at any time Barclays shall otherwise expressly consent in writing, it will:

7.1 Reports, Certificates and Other Information. Furnish to Barclays:

7.1.1 Annual Report. Promptly when available, and in any event within 105 days after the close of each Fiscal Year (or a longer period if mutually agreed to by Barclays and the Company), a copy of the annual audit report of the Parent and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets and consolidated statements of earnings and cash flows of the Parent and its Subsidiaries as at the end of such Fiscal Year, certified by independent auditors of recognized national standing.

7.1.2 Interim Reports. An unaudited consolidated balance sheet of the Parent and its Subsidiaries as of the end of each of the first three fiscal quarters of each Fiscal Year, together with unaudited consolidated statements of earnings and cash flows for such fiscal quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such fiscal quarter, together with a comparison with the corresponding period of the previous Fiscal Year, to be furnished promptly when available but in any event within five (5) days after Parent is required to file the same with the SEC (or, if Parent is no longer required to file the same with the SEC, in any event within 45 days after the end of such fiscal quarter); and

7.1.3 Reports to the SEC. Promptly upon the filing or sending thereof, copies of all regular, periodic or special reports of the Parent or any Subsidiary filed with the SEC; and copies of all registration statements of the Parent or any Subsidiary filed with the SEC (other than on Form S-8).

7.1.4 Notice of Default. Promptly upon becoming aware of the occurrence of any Event of Default, any Unmatured Event of Default, any default with respect to any other Indebtedness of the Company or a Subsidiary or any default under any other material agreement of the Company or a Subsidiary, written notice describing the same and the steps being taken by the Company or the Subsidiary affected thereby with respect thereto.

7.1.5 Adverse Developments. As soon as possible and in any event within five Business Days after the Company obtains actual knowledge of (x) any adverse development with respect to any existing material litigation, action, proceeding, or labor controversy, (y) the commencement of any material labor controversy, litigation, action, proceeding or (z) any other Material Adverse Effect, notice thereof in reasonable detail; and

7.1.6 Other Information. Promptly upon request therefore, such other information respecting the Company or any of its Subsidiaries as Barclays may from time to time reasonably request.

Reports, certificates and information required to be delivered pursuant to Sections 7.1.1, 7.1.2 and 7.1.3 shall be deemed to have been delivered on the date on which the Company posts reports containing such financial statements on its website on the Internet at www.sec.gov or at such other website identified by the Company in a notice to Barclays and that is accessible by Barclays without charge; provided that the Company shall deliver paper copies of such information to Barclays promptly upon request of Barclays.

7.2 Further Assurances. Take, execute and deliver any and all such further acts, deeds, conveyances, security agreement, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments Barclays may reasonably request from time to time in order to perfect and maintain the validity, effectiveness and priority of the Liens on the Collateral intended to be created by the Loan Documents.

7.3 No Transfers of or Liens on Collateral. Not sell, lease, assign, transfer or otherwise dispose of any Collateral, nor create or permit to exist any Liens in respect of the Collateral other than those in favor of Barclays and the Intermediary.

7.4 Maintenance of Collateral. If at any time the aggregate credit balance of the Collateral Account is an amount that is less than 105% of the aggregate amount of then outstanding Letter of Credit Liabilities, the Company shall, no later than two Business Days after receiving notice thereof from Barclays, deposit additional amounts in the Collateral Account so that, after giving effect thereto, the aggregate credit balance of the Collateral Account is at least equal to 105% of the aggregate amount of then outstanding Letter of Credit Liabilities.

7.5 Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, will not be reasonably expected to result in a Material Adverse Effect.

7.6 Payment of Taxes, Etc. Pay before the same become delinquent, (a) all material Taxes, assessments and governmental charges imposed upon it or upon its property and (b) all lawful material claims (including mechanics liens) and obligations that, if unpaid, might result in the imposition of a Lien upon its Property, except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

7.7 Books and Records. Keep (and will cause each of its Subsidiaries to keep) books and records which accurately reflect all of its business affairs and transactions and permit Barclays or any of its representatives, upon reasonable prior notice and at reasonable times and intervals, to visit all of its offices, to discuss its financial matters with its officers and independent public accountant and to examine (and, at the expense of the Company, photocopy extracts from) any of its books or other corporate records. The Company shall pay any fees of such independent public accountant incurred in connection with the exercise by Barclays of its rights pursuant to this Section.

7.8 Maintenance of Property; Insurance. (a) Keep (and will cause each of its Subsidiaries to keep) all material property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain (and will cause each of its Subsidiaries to maintain) with financially sound and reputable insurance companies insurance in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or similar business.

7.9 Existence. Maintain and preserve its existence as a corporation and, to the extent such failure to maintain and preserve would reasonably be expected to have a Material Adverse Effect, all rights, privileges and franchises necessary in the conduct of its business.

7.10 Transactions With Affiliates. Not enter into, directly or indirectly, any transaction or series of transactions with or for the benefit of an Affiliate of the Company (other than transactions among the Company and/or its Subsidiaries) other than dividends or distributions to its direct or indirect parents unless such transaction(s) contain terms that are fair and reasonable and no less favorable to the Company or such Subsidiary than would be included in an arm’s-length transaction entered into by a prudent Person with a non-affiliated third party.

7.11 Dissolution; Merger. Not (a) wind-up, liquidate or dissolve its affairs; (b) combine, merge or consolidate with or into any other entity unless the Company is the surviving entity; or (c) sell, lease, assign, transfer or otherwise dispose of all or substantially all of its assets.

SECTION 8. EFFECTIVENESS; CONDITIONS OF ISSUANCE, ETC.

The obligation of Barclays to issue any Letter of Credit is subject to the following conditions precedent:

8.1 Initial Credit Extension. The obligation of Barclays to issue the first Letter of Credit hereunder is, in addition to the conditions precedent specified in Section 8.2, subject to the condition precedent that Barclays shall have received all of the following, each duly executed and dated the Closing Date (or such other date as shall be satisfactory to Barclays), in form and substance reasonably satisfactory to Barclays (and the date on which all such conditions precedent have been satisfied or waived in writing by Barclays is called the “Closing Date”):

8.1.1 Incumbency and Signature Certificates. A certificate of the Secretary or an Assistant Secretary (or other appropriate representative) of the Company certifying the names of the officer or officers of the Company authorized to sign this Agreement, together with a sample of the true signature of each such officer (it being understood that Barclays may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein).

8.1.2 Resolutions. Certified resolutions of the Board of Managers of the Company then in full force and effect authorizing the execution, delivery and performance of this Agreement and the other Loan Documents.

8.1.3 Charter Documents. Certified copy of the limited liability company agreement of the Company then in effect.

8.1.4 Good-Standing Certificate. A good-standing certificate issued by the Secretary of State of Michigan obtained as of a current date.

8.1.5 Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable, together with all Attorney Costs of Barclays to the extent invoiced prior to the Closing Date.

8.1.6 Closing Certificate. A certificate signed by a vice president, chief financial officer or treasurer of the Company dated as of the Closing Date, affirming the matters set forth in Section 8.2.1 as of the Closing Date.

8.1.7 Security Agreement. Barclays shall have received the Security Agreement, duly executed and delivered by the Company.

8.1.8 Control Agreement. Barclays shall have received the Control Agreement, duly executed and delivered by the Company and the Intermediary.

8.1.9 Financing Statement. A Uniform Commercial Code financing statement sufficient to perfect Barclays’ security interest in the Collateral shall have been filed

8.1.10 Collateral. On the Closing Date, the Company shall have deposited in the Collateral Account an amount in immediately available funds equal to 105% of the aggregate Letter of Credit Liabilities with respect to of all Letters of Credit that will be issued on the Closing Date.

8.1.11 Opinions of Counsel. Barclays shall have received opinions, dated the Closing Date and addressed to Barclays, from

(a) Miller, Canfield, Paddock and Stone, P.L.C., Michigan counsel to the Company; and

(b) Ropes & Gray, counsel to the Company;

in each case in form and substance satisfactory to Barclays.

8.1.12 Financial Statements. Barclays shall have received (a) the audited consolidated balance sheet of the Parent and its consolidated Subsidiaries as at December 28, 2008 and the related consolidated statements of earnings and cash flow and (b) the unaudited consolidated balance sheet of the Parent and its consolidated Subsidiaries as at March 22, 2009 and the related consolidated statements of earnings and cash flow, in each case prepared in accordance with GAAP consistently applied.

8.2 Conditions. The obligation of Barclays to issue each Letter of Credit is subject to the following further conditions precedent that:

8.2.1 Compliance with Warranties, No Default, etc. Both before and after giving effect to the issuance of any Letter of Credit, the following statements shall be true and correct:

(a) the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and

(b) no Event of Default or Unmatured Event of Default shall have occurred and be continuing.

8.2.2 Issuance Certificate. Barclays shall have received a certificate, substantially in the form of Exhibit A hereto, dated the date of such requested Letter of Credit and signed by a duly authorized representative of the Company (i) as to the matters set out in Section 8.2.1, (ii) to the effect that the proposed Letter of Credit and its intended use are consistent with the terms of this Agreement and (iii) to the effect that the requirements of Section 8.2.3 will be satisfied with respect to such Letter of Credit, together with such other documents as Barclays may reasonably request in support thereof.

8.2.3 Cash Collateral. The Company shall have deposited into the Collateral Account an amount in Dollars in immediately available funds such that, immediately after the issuance of such Letter of Credit, the aggregate credit balance of the Collateral Account shall not be less than an amount equal to 105% of the aggregate amount of then outstanding Letter of Credit Liabilities at such time.

8.2.4 KYC Diligence. Barclays shall have received such documentation and evidence as it may reasonably request in order for it to carry out all “know your customer” or other checks in relation to the identity of the Company and, in the case of any Letter of Credit with respect to which a Subsidiary is the account party, the applicable Subsidiary, that it is required to carry out in relation to the transactions contemplated by this Agreement and any Letter of Credit, and Barclays shall be satisfied with the result of all such “know your customer” or other checks.

8.2.5 No Material Adverse Effect. No Material Adverse Effect shall have occurred since December 28, 2008 (except as may be disclosed in the quarterly report on Form 10-Q of Parent dated March 22, 2009).

SECTION 9. EVENTS OF DEFAULT AND THEIR EFFECT.

9.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

9.1.1 Non-Payment of Reimbursement Obligations, etc. Default (i) in the payment when due of the principal of any Reimbursement Obligation or (ii) in the payment of any interest, fee or other amount payable by the Company hereunder within two Business Days after the same becomes due and payable.

9.1.2 Non-Compliance with Agreement or other Loan Documents. Any of the following:

(a) failure by the Company to comply with or to perform any covenant set forth in Section 7 (other than Sections 7.1.1, 7.1.2, 7.1.3, 7.2, 7.5, 7.6, 7.7, and 7.8);

(b) failure by the Company to comply with any other provision of this Agreement, which failure shall continue for 20 Business Days after notice thereof to the Company from Barclays; or

(c) failure by the Company to comply with or perform any covenant set forth in the Security Agreement or the Control Agreement.

9.1.3 Representations and Warranties. Any representation or warranty made by the Company in any Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by the Company to Barclays at any time in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

9.1.4 Default on Other Indebtedness. (a) A default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness of the Company in excess of $1,000,000, (b) a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity (and notice of such default has been given to the relevant borrower) or (c) without limiting the foregoing, the occurrence of an “Event of Default” as defined under the Base Indenture.

9.1.5 Judgments. Any final judgment or order (not covered by insurance) for the payment of money shall be rendered against the Company or any of its Subsidiaries which is not stayed or discharged within 60 days after entry of such final judgment or order, and there shall be any period of more than 60 consecutive days following entry of the final judgment or order during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

9.1.6 Bankruptcy, Insolvency, etc. The Company or any of its Subsidiaries shall:

(a) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness to pay, debts as they become due;

(b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any of its Subsidiaries or any property of any thereof, or make a general assignment for the benefit of creditors;

(c) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any of its Subsidiaries or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days, provided that the

Company and, each of its Subsidiaries hereby expressly authorizes Barclays to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend its rights under the Loan Documents;

(d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company or any of its Subsidiaries and, if any such case or proceeding is not commenced by the Company or such Subsidiary such case or proceeding shall be consented to or acquiesced in by the Company or such Subsidiary or shall result in the entry of an order for relief or shall remain for 60 days undismissed, provided that the Company and each of its Subsidiaries hereby expressly authorizes the Barclays to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend its rights under the Loan Documents; or

(e) take any action authorizing any of the foregoing.

9.1.7 Impairment of Security, etc. Any Loan Document, or any Lien granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Company party thereto; or the Company shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or any Lien securing any Reimbursement Obligation shall, in whole or in part, cease to be a perfected first priority Lien, subject only to those exceptions expressly permitted by such Loan Document.

9.1.8 Change of Control. A Change of Control shall have occurred.

9.2 Action During Event of Default. If any Event of Default shall occur for any reason, whether voluntary or involuntary, and be continuing, (a)(i) if such Event of Default is an Event of Default described in Section 9.1.6, without notice to the Company or any other Person or any other action, the Commitment shall immediately terminate and all obligations hereunder shall become immediately due and payable, all without presentment, demand, protest or other notice of any kind (all of which are hereby waived by the Company); and Barclays may exercise any and all remedies available under the Loan Documents and applicable law, including withdrawing amounts from the Collateral Account and (ii) if such Event of Default is an Event of Default described in any other subsection of Section 9.1, Barclays may by notice to the Company declare that the Commitment (if not theretofore terminated) be terminated, whereupon without further notice, the Commitment shall terminate and, subject to the provisions of Section 2.4, Barclays may exercise any and all remedies available under the Loan Documents and applicable law, including withdrawing amounts from the Collateral Account and (b) the fees described in Section 4 shall accrue at the rate per annum set forth in such Section plus 2% and shall be payable on demand.

SECTION 10. GENERAL.

10.1 Waiver; Amendments. No delay on the part of Barclays in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by Barclays of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No right or remedy herein conferred upon Barclays is intended to be exclusive of any other right or remedy contained herein, and every such right or remedy shall be cumulative and shall be in addition to every other such right or remedy contained herein or therein or now or hereafter existing at law or in equity or by statute or otherwise. No amendment, modification or waiver of, or consent with respect to, any provision of the Loan Document shall in any event be effective unless the same shall be in writing and signed and delivered by Barclays and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

10.2 Notices. Except as otherwise provided in Section 2.1, all notices hereunder shall be in writing (including facsimile and electronic transmission) and shall be sent to the applicable party at its address shown on Schedule 10.2 or at such other address as such party may, by written notice received by the other party, have designated as its address for such purpose. Notices sent by facsimile or electronic transmission shall be deemed to have been given when acknowledged; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Section 2.1, Barclays shall be entitled to rely on telephonic instructions from any person that Barclays in good faith believes is an authorized officer or employee of the Company, and the Company shall hold Barclays harmless from any loss, cost or expense resulting from any such reliance.

10.3 Costs, Expenses and Taxes; Survival. The Company agrees to pay on demand all reasonable out-of-pocket costs and expenses of Barclays (including Attorney Costs) in connection with the preparation, execution, syndication, delivery and administration of this Agreement and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver), and all out-of-pocket costs and expenses (including Attorney Costs and the reasonable fees and expenses of financial advisors to Barclays) incurred by Barclays if an Event of Default exists in connection with the enforcement of this Agreement or any other Loan Document, including, without limitation, the reasonable fees and expenses of Dewey & LeBoeuf LLP. All obligations provided for in Sections 5.3, 5.4, 5.5 and this Section 10.3 shall survive the termination of expiration of the Letters of Credit and termination of this Agreement.

10.4 Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

10.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW.

10.6 Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.7 Additional Rights. All obligations of the Company and rights of Barclays expressed herein shall be in addition to and not in limitation of those provided by applicable law.

10.8 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or electronic transmission (in pdf format) will be effective as delivery of a manually executed counterpart hereof.

10.9 Successors and Assigns. This Agreement shall be binding upon the Company, Barclays and their respective successors and assigns, and shall inure to the benefit of the Company, Barclays and their successors and assigns; provided, the Company shall not be permitted to assign its rights or obligations hereunder without the prior written consent of Barclays, which may be denied in Barclays’ sole discretion. Barclays may at any time sell to one or more Persons a participating interest in the Commitment, or other interests of Barclays hereunder; provided, however, that no such participation shall relieve Barclays from its Commitment or its other obligations hereunder (and the Company acknowledges and agrees that each such participant, for purposes of Sections 5.3, 5.4, 5.5, 10.3 and 10.10, shall be entitled to the same benefits as Barclays as if such participant were named therein as such).

10.10 Indemnification by the Company. In consideration of the execution and delivery of this Agreement by Barclays and the agreement to extend the Commitment provided hereunder, the Company hereby agrees to indemnify, exonerate and hold Barclays and each of its officers, directors, employees, Affiliates and agents (each, a “Barclays Party”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including Attorney Costs (collectively, the “Indemnified Liabilities”), incurred by Barclays Parties or any of them as a result of, or arising out of, or relating to (i) any transaction financed or proposed or proposed to be financed in whole or in part, directly or indirectly, with any of the Letters of Credit or (ii) the execution, delivery, performance or enforcement of this Agreement, the other Loan Documents or any other document related hereto or thereto by any of the Barclays Parties, except that the Company shall not be obligated to indemnify any Barclays Party to the extent such Indemnified Liabilities directly and primarily resulted from such Barclays Party’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. All obligations provided for in this Section 10.10 shall survive expiration or termination of the Letters of Credit, any foreclosure under, or any modification, release, discharge or termination of, any or all of the Loan Documents.

10.11 Nonliability of Barclays. The relationship between the Company on the one hand and Barclays on the other hand shall be solely that of debtor and creditor. Barclays shall have any fiduciary responsibility to the Company. Barclays undertakes no responsibility to the Company to review or inform the Company of any matter in connection with any phase of the Company’s business or operations. The Company agrees that Barclays shall have no liability to the Company (whether sounding in tort, contract or otherwise) for losses suffered by the Company in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by this Agreement, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of Barclays. Barclays shall have no liability with respect to, and the Company hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Company in connection with, arising out of, or in any way related to the Loan or the transactions contemplated thereby.

10.12 Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS BARCLAYS OR THE COMPANY MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION.

THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR OUTSIDE OF THE STATE OF NEW YORK. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

10.13 Waiver of Jury Trial. BARCLAYS AND THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF BARCLAYS OR THE COMPANY. THE COMPANY ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR BARCLAYS ENTERING INTO THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

DOMINO’S PIZZA LLC

By:
Name:
Title:

(Signature Page to Letter of Credit Agreement)

BARCLAYS BANK PLC

By:
Name:
Title:

(Signature Page to Letter of Credit Agreement)

SCHEDULE 10.2

ADDRESSES FOR NOTICES

DOMINO’S PIZZA LLC

30 Frank Lloyd Wright Drive

P.O. Box 997

Ann Arbor, MI 48106

Attention: Cristian Dersidan

Telephone: (734) 930-3030

Fax: (734) 327-8877

Email: cristian.dersidan@dominos.com

BARCLAYS

Barclays Bank PLC

Bank Debt Management

745 7th Avenue

New York, NY 10019

Attention: Ritam Bhalla

Telephone: 212-526-1819

Email: ritam.bhalla@barclayscapital.com

And, if with respect to the issuance of Letters of Credit, with a copy to:

Misty McGurgan

US Loan Operations

70 Hudson Street

Jersey City, NJ 07302

Telephone: 201-499-4909

Email: misty.mcgurgan@barclayscapital.com

EXHIBIT A

FORM OF ISSUANCE CERTIFICATE

DOMINO’S PIZZA, LLC

Date: [                    ], 20[        ]

This Issuance Certificate (this “Certificate”) is given by Domino’s Pizza LLC, a Michigan limited liability company (the “Company”), pursuant to Section 8.2.2 of the Letter of Credit Agreement, dated as of June 22, 2009 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company and Barclays Bank PLC (“Barclays”) and in respect of the request by the Company on the date hereof for Barclays to issue [a Letter of Credit] [Letters of Credit] (the “Proposed LC”). Terms used but not defined in this Certificate shall have the meanings assigned thereto in the Credit Agreement.

The officer executing this certificate is duly authorized to execute and deliver this certificate on behalf of the Company. By executing this certificate such officer hereby certifies (in his or her representative capacity without personal liability) to Barclays on behalf of the Company that:

(a)	as of the date hereof (after giving effect to the issuance of the Proposed LC), the representations and warranties of the Company set forth in the Credit Agreement are true and correct in all material respects with the same effect as if made on the date hereof (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties are true and correct as of such earlier date);

(b)	as of the date hereof (after giving effect to the issuance of the Proposed LC), no Event of Default or Unmatured Event of Default has occurred or is continuing;

(c)	the Proposed LC and its intended use are consistent with the terms of the Credit Agreement; and

(d)	the Company [has deposited] [will deposit prior to the issuance of the Proposed LC] into the Collateral Account an amount in Dollars in immediately available funds such that, immediately after the issuance of the Proposed LC, the aggregate credit balance of the Collateral Account will not be less than an amount equal to 105% of the aggregate credit balance of Letter of Credit Liabilities at such time in respect of all outstanding Letters of Credit.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its                      this                      day of         , 20        .

DOMINO’S PIZZA LLC

By:
Name:
Title: